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As filed with the Securities and Exchange Commission on April 23, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORILLIAN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Oregon	93-1795219
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3400 NW John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
(Address and telephone number of registrant's principal executive office)

Ted F. Spooner
Chief Executive Officer
3400 NW John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300
(Name, address and telephone number of agent for service)

Copies to:

Roy W. Tucker, Esq.
Douglas C. Bosley, Esq.
Perkins Coie LLP
1211 SW Fifth Avenue, 15th Floor
Portland, Oregon 97204
(503) 727-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, no par value	3,764,903	$4.33	$16,302,029.99	$4,075.51

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the high and low sales prices of the common stock on April 19, 2001.

   The Registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED APRIL 23, 2001

Prospectus

3,764,903 shares

Corillian Corporation

Common Sock

    This is a public offering of Corillian Corporation common stock. Corillian's shareholders are selling up to 3,764,903 shares.

    The shares offered by this prospectus were originally issued in connection with our acquisition of Hatcher Associates Inc. on November 24, 2001, and as the result of certain other private placements. We have agreed to bear all expenses (other than broker's commissions and similar charges) in connection with the registration and sale of the shares of common stock being offered by this prospectus.

    The prices at which the selling shareholders may sell the shares of common stock being offered by this prospectus will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares of common stock being offered by this prospectus.

    Our common stock is quoted on Nasdaq under the symbol "CORI." On April 19, 2001, the closing sales price for the common stock as reported on Nasdaq was $4.01 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

Per Share Price to Public	Total Proceeds to Corillian	Total Proceeds to Selling Shareholders

$4.33	$0	$16,302,029.99

    The "Per Share Price to Public" is estimated based on the average of the high and low sales prices for a share of Corillian common stock as reported on Nasdaq as of April 19, 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2001

TABLE OF CONTENTS

Corillian Corporation	1
Risk Factors	1
Forward-Looking Information	11
How to Obtain More Information	11
Incorporation of Certain Documents by Reference	11
Selling Shareholders	12
Plan of Distribution	14
Validity of Common Stock	15
Experts	16

CORILLIAN CORPORATION

    We provide solutions that enable banks, brokers, financial portals and other financial service providers to rapidly deploy Internet-based financial services. Our solutions allow consumers to conduct financial transactions, view personal and market financial information, pay bills and access other financial services on the Internet. Corillian Voyager is a software platform combined with a set of applications for Internet banking, electronic bill presentment and payment, targeted marketing, data aggregation and online customer relationship management. Our recently-introduced Voyager Standard Edition (SE) is a hosted Internet banking solution tailored to the specific needs of small to mid-sized financial institutions looking for the same scalability and reliability of Corillian Voyager in a more rapidly deployable, economical solution. Voyager SE services include Internet banking, bill payment and the complete integration of the Open Financial Exchange (OFX) data standard. Our software integrates into existing database applications and systems and enables them to monitor transactions across all systems in real-time. Our solutions are also designed to scale to support millions of users.

    We were incorporated in Oregon in 1990. Our principal executive offices are located at 3400 NW John Olsen Place, Hillsboro, OR 97124. Our main telephone number is (503) 629-3300.

RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing Corillian. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations.

    If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of Corillian common stock could decline, and you may lose all or part of your investment.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Corillian's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus and in the documents we incorporate by reference.

We Have a Limited Operating History And Are Subject to the Risks that Our Solutions Are Not Adopted by Financial Service Providers or Used by Consumers

    We were incorporated in April 1997. Accordingly, we have a limited operating history with which you can evaluate our business and prospects. Our business is new and will not be successful unless consumers adopt wide usage of Internet-based financial services and financial service providers choose our solutions to deliver those services. In addition, our prospects must be considered in light of the risks and uncertainties encountered by early stage companies in new and rapidly evolving markets such as the Internet-based financial services market.

We Have a History of Losses, We Expect to Continue to Incur Losses and We May Not Achieve or Maintain Profitability

    We may never generate sufficient revenues for profitability. We have incurred substantial net losses in every quarter since we began operations, and we expect that we will continue to lose money at least through 2002. We incurred net losses of $33.3 million for the year ended December 31, 2000 and as of that date we had an accumulated deficit of $46.5 million. In addition, we plan to increase our operating expenses to expand our sales and marketing operations and professional services organizations, develop new products, expand internationally and continue to build our operational infrastructure. As a result, we expect to incur significant operating losses on a quarterly and annual basis for the foreseeable future.

Our Quarterly Results Fluctuate Significantly and May Fall Short of Anticipated Levels, Which May Cause the Price of Our Common Stock to Decline

    Our quarterly operating results have varied in the past and we expect they will continue to vary from quarter to quarter in the future. In future quarters, our operating results may be below the expectations of public market analysts and investors, which could cause the price of our common stock to decline. In addition, we have difficulty predicting the volume and timing of orders and recognize a substantial portion of our revenues on a percentage completion of contract basis. Any delays in closing orders or implementation of products or services can cause our operating results to fall substantially short of anticipated levels for any quarter. As a result of these and other factors, we believe period-to-period comparisons of our historical results of operations are not necessarily meaningful and are not a good predictor of our future performance.

The Market Price for Our Common Stock, Like Other Technology Stocks, May Be Volatile

    The value of your investment in Corillian could decline due to the impact of any of the following factors upon the market price of our common stock:

  •
  Variations in our actual and anticipated operating results;

  •
  changes in our earnings estimates by analysts;

  •
  our failure to meet analysts' performance expectations; and

  •
  lack of liquidity.

    The stock markets have recently experienced stock price and volume volatility that has affected companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our common stock. Stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to their operating performance. Fluctuations such as these may affect the market price of our common stock.

    As of April 19, 2001, the 52-week high and low trading prices of our common stock, as reported on Nasdaq, were $32.81 and $3.60, respectively.

Our Products' Lengthy Sales Cycles May Cause Revenues and Operating Results to be Unpredictable and to Vary Significantly From Period to Period

    The sale and implementation of our products and services are often subject to delays because of our customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks. As a result, the time between the date of initial contact with a potential customer and the execution of a contract with the customer typically ranges from three to nine months. In addition, our prospective customers' decision-making processes require us to provide a significant amount of information to them regarding the use and benefits of our products. We may expend substantial funds and management resources during a sales cycle and fail to make the sale.

If We Do Not Develop International Operations as Expected or Fail to Address International Market Risks, We May Not Achieve Anticipated Sales Growth

    To increase our revenues, we are pursuing international sales opportunities and have opened an international office. International expansion of our business may be more difficult or take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products internationally. We will need to develop international sales, professional services and support organizations, and we will need to form additional relationships with partners worldwide. These activities require significant investments of time and capital from us. If we are unable to develop international operations and international sales on a timely basis or at all, we may not achieve anticipated sales growth, gross margins or operating results. If we are successful in developing international sales, we will be subject to a number of risks associated with international operations, including:

  •
  longer accounts receivable collection cycles;

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  expenses associated with localizing products for foreign markets;

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  difficulties in managing operations across disparate geographic areas;

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  difficulties in hiring qualified local personnel;

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  foreign currency exchange rate fluctuations;

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  difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; and

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  unexpected changes in regulatory requirements that impose multiple conflicting tax laws and regulations.

    If we fail to address these risks, our results of operations and financial condition may be adversely affected.

We May Not Achieve Anticipated Revenues if We Do Not Successfully Introduce New Products or Develop Upgrades or Enhancements to Our Existing Products

    To date, we have derived substantially all of our revenues from licenses and professional and support services related to our Corillian Voyager product and its related applications. We expect to add new products by acquisition, partnering or internal development and to develop enhancements to our existing products. New or enhanced products may not be released on schedule and may not achieve market acceptance. New products or upgrades to existing products may contain defects when released, which could damage our relationship with our customers or partners and further limit market acceptance of our products and services. If we are unable to ship or implement new or enhanced products and services when planned, or fail to achieve timely market acceptance of our new or enhanced products and services, we may lose sales and fail to achieve anticipated revenues.

If We, or Our Implementation Partners, Do Not Effectively Implement Our Solutions at Financial Service Providers' Facilities, We May Not Achieve Anticipated Revenues or Gross Margins

    Our solutions are complex and must integrate with complex data processing systems at our customers' facilities. Implementing our solutions at these facilities is a lengthy process, generally taking between 90 and 270 days to complete. We rely on a combination of internal implementation teams and outsourced implementation teams for this process. If these teams encounter significant delays in implementing our solutions for a customer or fail to implement our solutions effectively or at all at a customer's facility, we would not be able to recognize revenue from our contract with that customer and may incur monetary damages or penalties.

If Our Solutions Do Not Integrate Effectively With Applications Developed by Third Parties, We May Not Achieve Anticipated Revenues

    A significant aspect or our strategy involves allowing applications developed by third parties to integrate with our solutions. If we are not successful in developing and maintaining our solutions so that they can integrate with third-party applications, we may not be successful in marketing our solutions to financial service providers or in partnering with key application providers in our industry. For example, we entered into agreements with 724 Solutions and Yodlee.com to integrate their solutions with our Corillian Voyager platform. If we do not successfully integrate the solutions and services of these and other partners, we may not achieve anticipated revenue.

The Market For Internet-Based Financial Services Has Only Recently Begun to Develop, and if Consumers Do Not Widely Use Internet-Based Financial Services, Our Results of Operations and Financial Condition Could be Harmed

    We cannot predict the size of the market for Internet-based financial services, the rate at which that market will grow, or whether consumers will widely accept Internet-based financial services such as those enabled by our products. Any event that results in decreased consumer use of financial services in general and Internet-based financial services in particular could harm our results of operations and financial condition. We expect to continue to depend on Internet-based financial products and services for substantially all of our revenues in the foreseeable future. However, the market for Internet-based financial services has only recently begun to develop. Critical issues concerning commercial use of the Internet for financial services—including security, reliability, ease and cost of access, and quality of service—are still evolving. Changes in economic conditions and unforeseen events, including recession, inflation or other adverse occurrences, may result in a decline in the use of financial services in general, and less consumer demand for Internet-based financial products and services in particular, each of which could have a material adverse effect on our results of operations and financial condition.

Competition in the Market For Internet-Based Financial Services is Intense and Could Reduce Our Sales and Prevent Us From Achieving Profitability

    The market for Internet-based financial services is new, intensely competitive, highly fragmented and rapidly changing. We expect competition to persist and intensify, which could result in price reductions, reduced gross margins and loss of market share for our products and services. We compete with a number of companies in various segments of the Internet-based financial services industry, and our competitors vary in size and in the scope and breadth of the products and services they offer. Our primary competitors for software platforms designed to enable financial institutions to offer Internet-based financial services, both domestically and internationally, include S1, Digital Insight, Financial Fusion, Online Resources and Communications and Brokat. We also compete with companies that offer software platforms designed for internal development of Internet-based financial services software, such as IBM's WebSphere. Within this segment of our industry, many companies are consolidating, creating larger competitors with greater resources and a broader range of products.

    Some of our applications also compete with companies that offer solutions with similar functionality to our solutions, such as Broadvision and Vignette for targeted marketing solutions, Just-in-Time for electronic bill presentment and payment solutions, and Yodlee for aggregated financial data solutions. We also compete with businesses delivering financial services through Internet portals, banks marketing their own Internet-based financial services, and non-bank financial service providers, such as brokerages and insurance companies, seeking to expand the breadth of their Internet product and services offerings. In addition, our customers may develop competing products. For example, a bank or brokerage may choose to develop its own software platform for Internet-based financial services. Several of the vendors offering data processing services to financial institutions, including EDS, Fiserv, Jack Henry and Metavante (a division of M&I Data Services), also offer Internet banking solutions that compete with our solutions.

    Many of our competitors and potential competitors have a number of significant advantages over us, including:

  •
  a longer operating history;

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  more extensive name recognition and marketing power;

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  preferred vendor status with our existing and potential customers; and

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  significantly greater financial, technical, marketing and other resources, giving them the ability to respond more quickly to new or changing opportunities, technologies and customer requirements.

    Our competitors may also bundle their products in a manner that may discourage users from purchasing our products. Existing and potential competitors may establish cooperative relationships with each other or with third parties, or adopt aggressive pricing policies to gain market share.

A Small Number of Customers Account For a Substantial Portion of Our Revenues in Each Period; Our Results of Operations and Financial Condition Could Suffer if We Lose Customers or Fail to Add Additional Customers to Our Customer Base

    We derive a significant portion of our revenues from a limited number of customers in each period. Accordingly, if we fail to close a sale with a major potential customer, if a contract is delayed or deferred, or if an existing contract expires or is cancelled and we fail to replace the contract with new business, our revenues would be adversely affected. In 2000, Bank One accounted for approximately 24% of our consolidated revenues. We expect that a limited number of customers will continue to account for a substantial portion of our revenues in each quarter in the foreseeable future. If a customer terminates a Voyager contract with us early, we would lose ongoing revenue streams from annual maintenance fees, hosting fees, professional service fees and potential additional license and service fees for additional increments of end users and for other Voyager applications.

If We Do Not Successfully Integrate the Operations of Hatcher Associates Inc. With Our Operations, Our Results of Operations and Financial Condition May Suffer

    In November 2000, we acquired Hatcher Associates Inc. and renamed the company Corillian Services, Inc. This acquisition poses certain risks to our operations, including:

  •
  problems combining the purchased operations;

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  problems integrating the business model of Corillian Services with ours;

  •
  unanticipated costs;

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  diversion of management's attention from our core business; and

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  potential loss of key employees.

    Corillian Services, Inc. will continue to implement consumer banking software platforms under third party contracts, one of which is with Corillian Corporation. All of these contracts allow the third parties to terminate the contracts upon as little as 30-days notice. If a Corillian Services, Inc. customer terminates its contract, Corillian Services, Inc. may not be able to replace that customer's business. Consequently, our consolidated results of operations and financial condition may suffer.

A Substantial Number of Shares of Our Common Stock Have or Will Become Eligible For Sale in April 2001, and if a Significant Number of These Shares Are Sold in the Public Market, Our Stock Price May Decline

    In connection with our acquisition of Hatcher Associates Inc. in November 2000, we agreed to register for sale by this prospectus a certain number of shares of our common stock issued to the former shareholders of Hatcher Associates (See "Selling Shareholders").

    In April 2000 we issued 2,625,000 shares of our common stock and a warrant for 250,000 shares of our common stock to several investors in a private placement that occurred concurrently with our initial public offering. In addition to 1,720,000 of these shares being offered for sale by this prospectus, in April 2001 all of these shares became freely tradable under the federal securities laws subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of the issuer's common stock, and

  •
  the average weekly trading volume during the four calendar weeks preceding such sale provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements.

    A person who:

  •
  is not an affiliate,

  •
  has not been an affiliate within three months prior to sale, and

  •
  has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Consolidation in the Financial Services Industry Could Reduce the Number of Our Customers and Potential Customers

    As a result of the mergers and acquisitions occurring in the banking industry today, some of our existing customers could terminate their contracts with us and potential customers could break off negotiations with us. An existing or potential customer may be acquired by or merged with another financial institution that uses competing Internet-based financial products and services or does not desire to continue the relationship with us for some other reason, which could result in the new entity terminating the relationship with us.

    In addition, an existing or potential customer may be acquired by or merged with one of our existing customers that licenses our products under a contract with more favorable terms and that can be applied to the acquired customer's business operations. This may result a reduction in our anticipated revenue from the acquired customer.

We May Not be Able to Recruit or Retain Qualified Personnel or Integrate Qualified Personnel Into Our Organization

    If we are unable to hire and retain additional qualified personnel, or if newly hired personnel fail to develop the necessary skills or to reach anticipated productivity levels, we may not be able to increase sales of our products or expand our business. Our success depends on our ability to attract and retain additional qualified personnel in engineering, marketing, professional services and sales. Competition for these types of personnel is intense, and these types of personnel may be in limited supply in the area where our principal offices are located.

If We Lose Key Personnel, We Could Experience Reduced Sales, Delayed Product Development and Diversion of Management Resources

    Our success depends largely on the continued contributions of our key management, technical, sales and marketing and professional services personnel, many of whom would be difficult to replace. If one or more members of our key employees were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources. We do not have employment agreements with our senior managers or other key personnel. We maintain "key person" life insurance in the amount of $2.0 million on Ted F. Spooner, our Chief Executive Officer, but this amount likely would be inadequate to compensate us for the loss of his services.

Acquisitions May be Costly and Difficult to Integrate, Divert Management Resources or Dilute Shareholder Value

    We have considered strategic acquisitions in the past and in the future may acquire or make investments in complementary companies, products or technologies. We may not be able to successfully integrate these companies, products or technologies. In connection with these acquisitions or investments, we could:

  •
  issue stock that would dilute our current shareholders' percentage ownership;

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  incur debt and assume liabilities; and

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  incur amortization expenses related to goodwill and other intangible assets or incur large and immediate write-offs.

    Future acquisitions also could pose numerous additional risks to our operations, including:

  •
  problems combining the purchased operations, technologies or products;

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  problems integrating the business models of acquisition targets with ours;

  •
  unanticipated costs;

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  diversion of management's attention from our core business;

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  adverse effects on existing business relationships with suppliers and customers;

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  entering markets in which we have no or limited prior experience; and

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  potential loss of key employees, particularly those of the purchased organization.

If We Become Subject to Intellectual Property Infringement Claims, These Claims Could be Costly and Time Consuming to Defend, Divert Management Attention or Cause Product Delays

    Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend, divert our management's attention, or cause product delays. We expect that software product developers and providers of Internet-based financial services will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products overlaps. If our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

    There has been substantial litigation in the software and Internet industries regarding intellectual property rights. It is possible that, in the future, third parties may claim that our current or potential future products infringe their intellectual property.

    On March 20, 2000, S1 Corporation, one of our competitors, filed a patent infringement lawsuit against us. According to the complaint filed by S1, S1 claims that we are infringing a patent that was issued to S1 in February 2000. S1 seeks injunctive relief prohibiting us from infringing its patent, a court order requiring us to recall all copies of our software that infringe its patent, an award of unspecified monetary damages and attorneys' fees and costs. We believe, based on discussions with our patent counsel, we do not infringe any valid claims of this patent. We intend to vigorously contest S1's claims. An outcome that is adverse to us, costs associated with defending the lawsuit and the diversion of management's time and resources to defend the lawsuit could seriously harm our business, results from operations, financial condition and liquidity.

    In April 2000, KeyBank National Association brought a lawsuit against one of our employees, alleging that the employee violated the terms of confidentiality agreements with KeyBank and used trade secrets of KeyBank in performing work for us. We investigated the allegations and concluded that the employee did not use trade secrets or confidential information in performing services for us. We continue to employ this employee. In January 2001, KeyBank named us as a party to the lawsuit, alleging that we used KeyBank's trade secrets and confidential information in performing work for some of our customers. KeyBank is seeking an injunction and unspecified monetary damages. We filed a counterclaim against KeyBank, alleging that KeyBank used proprietary information that we disclosed to KeyBank when we shared our technology with them in November 1998. We are seeking an injunction and unspecified monetary damages. We intend to vigorously contest KeyBank's claims and pursue our counterclaim. An outcome that is adverse to us, costs associated with the lawsuit and the diversion of management's time and resources to defend the lawsuit could seriously harm our business, results from operations, financial condition and liquidity.

We May Incur Substantial Losses From Non-Operating Activities, Such as Our Minority Investments in Other Companies, or Lose the Entire Amount We Have Invested in Other Companies

    In the second quarter of 2000, we made a $3.0 million minority investment in e-Banc, LLC, a Delaware limited liability company. We may be required to contribute an additional $1.0 million in June 2001. Under applicable accounting rules, our proportionate share of any losses incurred by e-Banc will be reflected on our statement of operations as a loss from non-operating activities. These losses may be substantial. During the year ended December 31, 2000, we incurred $418,000 in losses from non-operating activities as a result of our investment in e-Banc. In addition, e-Banc is a new company and has no customers or products in market at this time. We may lose a portion or all of our investment in e-Banc.

    We may in the future make similar investments in other companies. These investments could result in additional losses for us.

New Technologies Could Render Our Products Obsolete

    If we are unable to develop products that respond to changing technology, our business could be harmed. The market for Internet-based financial services is characterized by rapid technological change, evolving industry standards, changes in consumer demands and frequent new product and service introductions. Advances in Internet technology or in applications software directed at financial services could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete and unmarketable. Our Voyager solutions were designed to run on servers using the Windows NT operating system. If a new software language or operating system becomes standard or is widely adopted in our industry, we may need to rewrite portions of our products in another computer language or for another operating system to remain competitive.

Defects in Our Solutions and System Errors in Our Customers' Data Processing Systems After Installing Our Solutions Could Result in Loss of Revenues, Delay in Market Acceptance and Injury to Our Reputation

    Complex software products like ours may contain undetected errors or defects that may be detected at any point in the life of the product. We have in the past discovered software errors in our products. After implementation, errors may be found from time to time in our new products or services, our enhanced products or services, or products or services we resell for strategic partners, such as Yodlee's data aggregation service. These errors could cause us to lose revenues or cause a delay in market acceptance of our solutions or could result in liability for damages, injury to our reputation or increased warranty costs.

Restrictions on Export of Encrypted Technology Could Cause Us to Incur Delays in International Sales

    Our software uses encryption technology, the export of which is regulated by the United States government. If the United States adopts new legislation restricting export of software and encryption technology, we may experience delay or reduction in shipment of our products internationally. Existing or future export regulations could limit our ability to distribute our products outside of the United States. We cannot effectively control the unauthorized distribution of software across the Internet. A delay or reduction in the shipment of our products internationally or the unauthorized distribution of or software across the internet could cause our results from operations and financial condition to suffer.

Our Products and Services Must Interact With Other Vendors' Products, Which May Not Function Properly

    Our products are often used in transaction processing systems that include other vendors' products, and, as a result, our products must integrate successfully with these existing systems. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products, and any necessary modifications could cause us to incur significant expenses.

If We Become Subject to Product Liability Litigation, it Could be Costly and Time Consuming to Defend

    Since our products are used to deliver services that are integral to our customers' businesses, errors, defects or other performance problems could result in financial or other damages to our customers. Product liability litigation arising from these errors, defects or problems, even if it were unsuccessful, would be time consuming and costly to defend. Existing or future laws or unfavorable judicial decisions could negate any limitation of liability provisions that are included in our license agreements.

If We Are Unable to Protect Our Intellectual Property, We May Lose a Valuable Competitive Advantage or be Forced to Incur Costly Litigation to Protect Our Rights

    Our future success and ability to compete depends in part upon our proprietary technology, but our protective measures may prove inadequate to protect our proprietary rights. We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. None of our technology is patented. We have applied for, but have not yet obtained, federal trademark registration for some of our marks. If we do not receive approval for registration of these marks, or our other important trademarks, we may be unable to use these marks without restriction or prevent others from using these marks.

    Despite our efforts to protect our intellectual property, a third party could copy or otherwise obtain our software or other proprietary information without authorization, or could develop software competitive to ours. Our competitors may independently develop similar technology, duplicate our products or design around our intellectual property rights. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect the use of our products will become more difficult to monitor if we increase our international presence.

    We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine their scope, validity or enforceability. Enforcing or defending our intellectual property rights is expensive, could cause the diversion of our resources and may not prove successful. If we are unable to protect our intellectual property, we may lose a valuable competitive advantage.

Increasing Government Regulation of the Internet and the Financial Services Industry Could Limit the Market For Our Products and Services, Impose on Us Liability For Transmission of Protected Data and Increase Our Expenses

    Numerous federal agencies have recently adopted rules and regulations protecting consumer privacy and establishing guidelines for financial institutions to follow in selecting technology vendors for solutions such as our solutions. We believe our business does not currently subject us to any of these rules or regulations that would adversely affect our business. However, these rules and regulations are new and may be interpreted to apply to our business in a manner that could make our business more onerous or costly.

    As the Internet continues to evolve, we expect federal, state and foreign governments to adopt more laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for Internet-based financial services.

    If enacted or deemed applicable to us, some laws, rules or regulations applicable to financial service activities could render our business or operations more costly and less viable. The financial services industry is subject to extensive and complex federal and state regulation, and financial institutions operate under high levels of governmental supervision. Our customers must ensure our services and related products work within the extensive and evolving regulatory requirements applicable to them. We may become subject to direct regulation as the market for our business evolves. Federal, state or foreign authorities could adopt laws, rules or regulations affecting our business operations, such as requiring us to comply with data, record keeping and other processing requirements. Any of these laws, rules or regulations, or new laws, rules and regulations affecting our customers' businesses, could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance.

    A number of proposals at the federal, state and local level and by the governments of significant foreign countries would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services and other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for transaction processing could have a material adverse effect on our business, financial condition and operating results.

Network or Internet Security Problems Could Damage Our Reputation and Business

    Unknown security risks may result in liability to us and also may deter financial service providers from purchasing our products and deter consumers of financial services from using our products or services. We rely on standard Internet security systems, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of data over the Internet. Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may render our Internet security measures inadequate. Someone who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing Internet sites that deliver our services, any of which could harm our business.

FORWARD-LOOKING INFORMATION

    This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. We cannot guarantee any of the forward-looking statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section entitled "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference. We do not intend to update any forward-looking statements due to new information, future events or otherwise.

HOW TO OBTAIN MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-732-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

    This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  1.
  Corillian's Annual Report on Form 10-K for the year ended December 31, 2000;

  2.
  The description of our common stock in Corillian's Registration Statement on Form S-1 filed on January 27, 2000, including any amendment or report filed to update the description;

  3.
  Corillian's Form 8-K/A filed on February 1, 2001; and,

  4.
  All other documents filed by Corillian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

    You may obtain copies of these documents, other than exhibits, free of charge by contacting Corillian's corporate secretary at our principal offices, which are located at 3400 NW John Olsen Place, Hillsboro, Oregon 97124, telephone number (503) 629-3300.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

SELLING SHAREHOLDERS

    A total of 3,764,903 shares of common stock may be sold by this prospectus. The shares of common stock offered by the prospectus were privately issued by Corillian to persons or entities in connection with a variety of transactions. The table below sets forth information as of April 2001 regarding the beneficial ownership of common stock by each selling shareholder.

    "Beneficial Ownership" is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally means any persons who directly, or indirectly, have or share voting or investment power with respect to a security. A person will be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within sixty days, including, but not limited to, any right to acquire such security through the exercise of any option or warrant or through the conversion of a security.

    "Shares Registered for Sale" includes shares that may be sold by means of this prospectus. However, in some cases these shares may instead be sold according to Rule 144 under the Securities Act and in some cases may not be sold at all during the time this prospectus may be used for sales. (See "Plan of Distribution.")

    The percentage of class of stock beneficially owned after the offering for any shareholder assumes the sale pursuant to this offering of all shares listed in the "Shares Registered for Sale" column and the shareholder does not sell shares other than those listed in the column or purchase additional shares except upon exercise of options or warrants.

    On November 24, 2000, we acquired all of the outstanding capital stock of Hatcher Associates Inc. pursuant to a stock purchase agreement by and among Hatcher Associates, all of the shareholders of Hatcher Associates and us. As a result of the purchase, Hatcher Associates became a wholly-owned subsidiary and the shareholders of Hatcher Associates received shares of Corillian common stock. We changed Hatcher Associates' name to Corillian Services, Inc, in January 2001. Corillian and the former shareholders of Hatcher Associates have entered into an Escrow Agreement which provides that 186,916 of the Corillian shares that were issued to the former shareholders of Hatcher Associates have been deposited with an escrow agent to secure the indemnification obligations of the former shareholders of Hatcher Associates' under the stock purchase agreement. The securities placed in escrow are not included as part of the shares offered by this prospectus.

    The selling shareholders have represented to the Company that they have acquired the shares of common stock offered by this prospectus for their own account for investment and not with a view toward the public sale or distribution thereof, except pursuant to sales registered under the Securities Act of 1933 or exemptions therefrom. Once effective, this registration statement shall be remain effective until the earlier of (i) six months from the effective date of the registration statement, (ii) November 24, 2001, or (iii) the completion of the distribution of the shares registered.

				Shares of Common Stock Beneficially Owned After the Offering
Name of Selling Shareholder	Shares Beneficially Owned		Shares Registered for Sale	Number Shares	Percentage of Class
Summit Ventures IV, L.P.(1)	511,761		465,831	45,930	*
Summit Ventures V, L.P.(1)	438,451		399,100	39,351	*
Summit Investors III, L.P.(1)	45,511		41,426	4,085	*
Summit V Advisors Fund, L.P.(1)	8,967		8,162	805	*
Summit V Advisors Fund (Q.P.), L.P.(1)	29,324		26,692	2,632	*
Summit V Companion Fund, L.P.(1)	73,309		66,730	6,579	*
IT Capital Partners LLC(2)	154,298		129,453	24,845	*
David R. and Carole J. Hatcher Family Trust(3)	442,202	(4)	130,973	311,229	*
Shrimpton Family Trust(5)	22,583		19,301	3,282	*
Gene C. Bates(6)	23,133		19,772	3,361	*
Ashok Sharma(7)	47,423		40,532	6,891	*
Graham Rose(8)	53,653		28,942	24,711	*
Melvin Gevisser(9)	15,727	(10)	2,677	13,050	*
724 Solutions	875,000		875,000	0	*
LB 1 Group Inc.	845,000		845,000	0	*
Wachovia Capital Investments, Inc.	665,312		665,312	0	*

*
Less than 1%.

(1)
Summit Ventures IV L.P., Summit Ventures V, L.P., Summit Investors III, L.P., Summit V Advisors Fund, L.P. and Summit V Advisors Fund (Q.P.) designated Scott C. Collins and John N. Desrosier to serve on the Board of Directors of Hatcher Associates Inc. from June 1998 through November 2000.

(2)
IT Capital Partners designated Mark Fischer to serve on the Board of Directors of Hatcher Associates Inc. from June 1998 through November 2000.

(3)
David R. Hatcher and Carole J. Hatcher are co-trustees of the David R. and Carole J. Hatcher Family Trust, dated 4/4/91. David Hatcher was President, Secretary and a Director of Hatcher Associates Inc. from February 1996 to November 2000. Carole J. Hatcher was a Director of Hatcher Associates Inc. from February 1996 to November 2000. David Hatcher is currently President of Corillian Services, Inc. and Senior Vice President of Corillian Corporation.

(4)
Consists of 336,202 shares held by the David R. and Carole J. Hatcher Family Trust, Dated 4/4/91, and 106,000 shares held by the Hatcher Charitable Trust, Dated 12/21/2000. David R. Hatcher and Carole J. Hatcher are co-trustees of both trusts.

(5)
William Shrimpton is a co-trustee of the Shrimpton Family Trust u/d/t 12/16/89. He was a business advisor to Hatcher Associates Inc. from 1996 to 1999 and a Director of Hatcher Associates Inc.

  from February 1996 to November 2000. William Shrimpton is currently the Vice President for Corporate Development for Corillian Services, Inc.

(6)
Gene C. Bates is currently the Vice President, Projects Director and Senior Project Management Consultant of Corillian Services, Inc.

(7)
Ashok Sharma is currently a Vice President of Corillian Services, Inc.

(8)
Graham Robert Rose is currently the Vice President and Manager, Banking Division, of Corillian Services, Inc.

(9)
Melvin Gevisser is currently the Chief Financial Officer of Corillian Services, Inc.

(10)
Includes 12,512 shares subject to options currently exercisable.

PLAN OF DISTRIBUTION

    We are registering the shares of common stock offered by this prospectus on behalf of the selling shareholders and their successors, including donees and pledgees who may sell shares they receive from the selling shareholders after the date of this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders or their successors. The selling shareholders or their successors may sell all of the shares of common stock offered by this prospectus from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares offered by this prospectus:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of the shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

    The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

    The selling shareholders may effect short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities. The selling shareholders may sell or deliver the shares in connection with these trades. The selling shareholders may pledge the shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may offer and sell the pledged shares from time to time.

    The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers.

They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

    If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker- dealer;

  •
  the number of shares involved;

  •
  the price at which the shares were sold;

  •
  any applicable commissions paid or discounts or concessions allowed to such broker-dealer;

  •
  that such broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

    Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling shareholders and the purchasers. The selling shareholders do not expect these commissions, concessions and discounts to exceed what is customary in the types of transactions involved.

    The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may be limited in its ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares offered by this prospectus by the selling shareholders. The foregoing may affect the marketability of the shares offered by this prospectus.

    We will pay all expenses of the registration and sale of the shares, other than selling commissions and fees and stock transfer taxes. We have also agreed to indemnify the selling shareholders against liabilities based upon any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or upon any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by the selling shareholders.

    We cannot guarantee that the selling shareholders will sell any or all of the shares.

VALIDITY OF COMMON STOCK

    Perkins Coie LLP, Portland, Oregon, has provided us with an opinion as to the due authorization and valid issuance of the shares of common stock offered by this prospectus and as to the fully paid and nonassessable nature of such shares.

EXPERTS

    The audited consolidated financial statements of Corillian Corporation and its subsidiaries incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 have been so incorporated by reference in reliance on the report of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

    The audited financial statements of Hatcher Associates Inc. incorporated in this prospectus by reference to the Company's Form 8-K/A filed February 1, 2000, as of and for the years ended December 31, 1999 and 1998, have been so incorporated by reference in reliance on the report of Deloitte & Touche, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

    We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than our common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of Corillian may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

3,764,903 Shares

CORILLIAN CORPORATION

Common Stock

PROSPECTUS

April 23, 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee. The selling shareholders will pay all selling commissions and fees and stock transfer taxes.

Amount
SEC registration fee	$4,075.51
Printing	$10,000.00
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous fees and expenses	$5,000.00

Total	$69,075.51

Item 15. Indemnification of Directors and Officers

    As an Oregon corporation, we are subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein. In accordance with Section 60.047(2)(d) of the Oregon Revised Statutes, our Restated Articles of Incorporation eliminate the liability of our directors to our shareholders except for any liability related to (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional transactions from which the director derived an improper personal benefit.

    Section 60.391 of the Oregon Revised Statutes allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under Sections 60.387 to 60.414 of the Oregon Revised Statutes, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. Section 60.394 of the Oregon Revised Statutes mandates indemnification for all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, in accordance with Section 60.401 of the Oregon Revised Statutes, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in Section 60.391 of the Oregon Revised Statutes.

    Section 60.414 of the Oregon Revised Statutes also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    Our Articles of Incorporation provide that we are required to indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of Corillian. Our Articles of Incorporation also provide that we are permitted to indemnify to the fullest extent not prohibited by law any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of Corillian.

    In January 2001, we entered into indemnification agreements with our directors and officers. These indemnification agreements provide that we will indemnify a director or officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such director or officer serves or served as a director or officer of Corillian, but only if the director or officer has acted in good faith and with a reasonable belief that actions taken were in or not opposed to our best interests and, if in a criminal proceeding, the director or officer had no reasonable cause to believe the conduct in question was unlawful. The indemnification agreements specify indemnification procedures and further provide that we will maintain liability insurance for our directors and officers in reasonable amounts from reputable insurers.

Item 16. Exhibits

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of November 24, 2000, by and among Corillian Corporation, Hatcher Associates Inc. and the shareholders of Hatcher Associates Inc. (incorporated by reference from Exhibit 2.1 of Corillian's report on Form 8-K filed on December 7, 2000)
2.2	Escrow Agreement, dated as of November 24, 2000, by and among Corillian Corporation, all of the Shareholders of Hatcher Associates Inc., Scott C. Collins, as agent and representative of the Shareholders of Hatcher Associates Inc., and ChaseMellon Shareholder Services, L.L.C., as escrow agent (incorporated by reference from Exhibit 2.2 of Corillian's report on Form 8-K filed on December 7, 2000)
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.4 of Corillian's Form S-1, as amended, File No. 333-95513)
3.2	Bylaws (incorporated by reference to Exhibit 3.4 of Corillian's Form S-1, as amended, File No. 333-95513)
4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 of Corillian's Form S-1, as amended, File No. 333-95513)
4.2	Form of Warrant Issued to Bank One (incorporated by reference to Exhibit 4.2 of Corillian's Annual Report on Form 10-K for the year ended December 31, 2000)
5.1	Opinion of Perkins Coie LLP, counsel to the Registrant, regarding the legality of the Common Stock
23.1	Consent of KPMG LLP, independent auditors
23.2	Consent of Deloitte & Touche LLP, independent auditors
23.3	Consent of Perkins Coie LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature pages hereof)

Item 17. Undertakings

    A.  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D.  The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on April 23, 2001.

CORILLIAN CORPORATION
/s/ STEVEN SIPOWICZ Steven Sipowicz Chief Financial Officer

POWER OF ATTORNEY

   Each person whose individual signature appears below hereby authorizes Ted F. Spooner, Steven Sipowicz and Alex P. Hart, and each of them, as attorneys-in-fact with full power of substitution, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 23, 2001.

Signature	Capacities

/s/ TED F. SPOONER Ted F. Spooner	Chief Executive Officer and Director Principal Executive Officer
/s/ STEVEN SIPOWICZ Steven Sipowicz	Chief Financial Officer Principal Financial and Accounting Officer
/s/ ROBERT G. BARRETT Robert G. Barrett	Director
/s/ ALEX P. HART Alex P. Hart	Director
/s/ ROBERT HURET Robert Huret	Director
/s/ EDMUND P. JENSEN Edmund P. Jensen	Director
/s/ JOHN MCCOY John McCoy	Director
/s/ RAVI MOHAN Ravi Mohan	Director
/s/ JAY N. WHIPPLE III Jay N. Whipple III	Director
/s/ ANDREW WHITE Andrew White	Director

S-1

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of November 24, 2000, by and among Corillian corporation, Hatcher Associates Inc. and the shareholders of Hatcher Associates Inc. (incorporated by reference from Exhibit 2.1 of Corillian's report on Form 8-K filed on December 7, 2000)
2.2	Escrow Agreement, dated as of November 24, 2000, by and among Corillian Corporation, all of the Shareholders of Hatcher Associates Inc., Scott C. Collins, as agent and representative of the Shareholders of Hatcher Associates Inc., and ChaseMellon Shareholder Services, L.L.C., as escrow agent (incorporated by reference from Exhibit 2.2 of Corillian's report on Form 8-K filed on December 7, 2000)
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.4 of Corillian's Form S-1, as amended, File No. 333-95513)
3.2	Bylaws (incorporated by reference to Exhibit 3.4 of Corillian's Form S-1, as amended, File No. 333-95513)
4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 of Corillian's Form S-1, as amended, File No. 333-95513)
4.2	Form of Warrant Issued to Bank One (incorporated by reference to Exhibit 4.2 of Corillian's Annual Report on Form 10-K for the year ended December 31, 2000)
5.1	Opinion of Perkins Coie LLP, counsel to the Registrant, regarding the legality of the Common Stock
23.1	Consent of KPMG LLP, independent auditors
23.2	Consent of Deloitte & Touche LLP, independent auditors
23.3	Consent of Perkins Coie LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature pages hereof)

QuickLinks

CORILLIAN CORPORATION
RISK FACTORS
FORWARD-LOOKING INFORMATION
HOW TO OBTAIN MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS